Filed Pursuant to 424(b)(3)
Registration No. 333-294149

PROSPECTUS

Wolfspeed, Inc.

32,892,174 SHARES OF COMMON STOCK

This prospectus relates to the potential offer and sale, from time to time, by the selling stockholder identified in this prospectus (the “selling stockholder”) of up to 32,892,174 shares of common stock, par value $0.00125 per share (the “Common Stock”), of Wolfspeed, Inc., a Delaware corporation (“us,” “our, and “we”), consisting of (i) 16,852,372 shares of Common Stock held by the selling stockholder, (ii) 11,096,247 shares of Common Stock that the selling stockholder may acquire upon conversion of 2.5% Convertible Second-Lien Senior Secured Notes due 2031 (the “New Renesas 2L Convertible Notes”) held by the selling stockholder and (iii) 4,943,555 shares of Common Stock that the selling stockholder may acquire upon the exercise of a warrant (the “Renesas Warrant”) held by the selling stockholder.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our Common Stock by the selling stockholder.

The selling stockholder may offer, sell or distribute all or a portion of the Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the selling stockholder. Our registration of the Common Stock covered by this prospectus does not mean that the selling stockholder will offer or sell, as applicable, any of the Common Stock. We provide more information in the section titled “Plan of Distribution.”

Our shares of Common Stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “WOLF.” On March 17, 2026, the closing sale price of our Common Stock was $17.89 per share.

Investing in shares of our Common Stock involves a high degree of risk. You should carefully review the risks and uncertainties that are described in the “Risk Factors” section beginning on page 4 of this prospectus and under similar headings in any amendments or supplements to this prospectus or in the documents incorporated by reference into this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2026.

EXPLANATORY NOTE

On June 30, 2025, Wolfspeed, Inc. (the “Company”) and its wholly owned subsidiary, Wolfspeed Texas LLC (together with the Company, “Wolfspeed”), filed voluntary petitions commencing cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) to implement a prepackaged chapter 11 plan of reorganization (the “Plan”). The Chapter 11 Cases were jointly administered under the caption In re Wolfspeed, Inc., et al. A summary of the material terms of the Plan and related matters is contained in the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2025. On September 8, 2025, the Court entered the Order (I) Approving the Disclosure Statement, (II) Confirming the Joint Prepackaged Chapter 11 Plan of Reorganization of Wolfspeed, Inc. and Its Debtor Affiliate, and (III) Approving Entry into the Backstop Agreement [Docket No. 285], which, among other things, confirmed the Plan. On September 29, 2025 (the “Plan Effective Date”), the conditions to the effectiveness of the Plan were satisfied or waived and the Plan became effective. Wolfspeed emerged from the Chapter 11 Cases on September 29, 2025.

In connection with the confirmation of the Plan by the Bankruptcy Court and emergence from bankruptcy, the Company entered into a Registration Rights Agreement, dated September 29, 2025 (the “Registration Rights Agreement”), that requires the Company to file with the SEC a shelf registration statement for the offer and resale, from time to time, of the common stock of the Company, or the common stock of the Company underlying certain securities, held by certain holders that received such common stock or securities at emergence.

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus or incorporated by reference into this prospectus. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained in this prospectus or any amendment or supplement to this prospectus or incorporated by reference into this prospectus. Neither we nor the selling stockholder take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information in this prospectus or any amendment or supplement to this prospectus or incorporated by reference into this prospectus. The information in this prospectus or any amendment or supplement to this prospectus or incorporated by reference into this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any amendment or supplement to this prospectus, as applicable, or any sale of the securities offered by this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the selling stockholder may, from time to time, sell the securities offered by it described in this prospectus through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the selling stockholder and its permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information; Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described under “Where You Can Find More Information; Incorporation by Reference.”

This prospectus incorporates by reference, and any prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part may involve estimates, assumptions, and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement, and any post-effective amendment to the registration statement of which this prospectus forms a part, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Wolfspeed,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Wolfspeed, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

Our logo and other registered or common law trademarks, tradenames, or service marks appearing or incorporated by reference in this prospectus or any prospectus supplement or applicable free writing prospectus are our property. Solely for convenience, our trademarks, tradenames, and service marks referred to in this prospectus or any document incorporated by reference herein may be without the ®, TM, and SM symbols, as applicable, but this is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, tradenames, and service marks. This prospectus, any applicable prospectus supplement or applicable free writing prospectus, and the documents incorporated therein by reference may contain additional trademarks, tradenames, and service marks of other companies that are the property of their respective owners.

i

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and any applicable prospectus supplement and the information they incorporate by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins, and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect,” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic, and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus, any applicable prospectus supplement, and any post-effective amendment to the registration statement of which this prospectus forms a part, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information; Incorporation by Reference,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus. You should also carefully consider, among other things, the information presented under the sections titled “Risk Factors” and the information in the section titled “Item 1.A. Risk Factors” in our most recent Annual Report on Form 10-K and “Part II, Item 1A. Risk Factors” in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which is incorporated by reference in this prospectus, and “Statement Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto before making an investment decision.

Overview

Wolfspeed, Inc. is an innovator of wide bandgap semiconductors, focused on silicon carbide materials and devices for power applications. Our product families include silicon carbide materials and power devices targeted for various applications in the Automotive domains including electric vehicles and fast charging, as well as existing and emerging applications in the Industrial & Energy domain such as AI and datacenters, grid modernization and renewable energy and storage.

Our materials products and power devices are used in electric vehicles, motor drives, power supplies, solar and transportation applications. Our materials products are also used in military communications, radar, satellite and telecommunication applications.

The majority of our products are manufactured at our production facilities located in North Carolina, New York and Arkansas. We also use contract manufacturers, some of which include captive lines, for certain products and aspects of product fabrication, assembly and packaging. We are constructing a new materials manufacturing facility in North Carolina, of which the initial phase was substantially completed as of late fiscal 2025. We operate research and development facilities in North Carolina, Arkansas and New York.

Our History

Wolfspeed, Inc. was established as a North Carolina corporation in 1987, and our headquarters are in Durham, North Carolina. On September 29, 2025, in connection with our emergence from the Chapter 11 Cases, we converted to a Delaware corporation.

Our Corporate Information

Our mailing address and executive offices are located at 4600 Silicon Drive, Durham, North Carolina 27703, and our telephone number at that address is (919) 407-5300. We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available on the SEC’s website at http://www.sec.gov. We also post on the Investor Relations page of our website, investor.wolfspeed.com, a link to our filings with the SEC, our Corporate Governance Guidelines and Code of Conduct, which applies to all directors and all our employees, and the charters of our Audit, Compensation, and Governance and Nominations committees. Our filings with the SEC are posted as soon as reasonably practical after they are filed electronically with the SEC. Please note that information contained on our website is not incorporated by reference in, or considered to be a part of, this filing.

THE OFFERING

Shares of Common Stock Being Offered by the Selling Stockholder	Up to 32,892,174 shares of Common Stock.

Terms of the Offering	The selling stockholder will determine when and how it will dispose of the shares of Common Stock registered under this prospectus for resale, as applicable.

Shares Outstanding Prior to the Offering	As of February 28, 2026, we had 45,088,611 shares of Common Stock issued and outstanding.

Shares Outstanding After the Offering	61,128,413 shares of Common Stock (assuming (i) the conversion of the New Renesas 2L Convertible Notes held by the selling stockholder into 11,096,247 shares of Common Stock, and (ii) the exercise of the Renesas Warrant held by the selling stockholder to purchase 4,943,555 shares of Common Stock, which shares are being registered hereby).

Use of Proceeds	We will not receive any proceeds from any sale of shares of our Common Stock by the selling stockholder. However, to the extent the Renesas Warrant is exercised for cash, we will receive up to an aggregate of approximately $118.4 million in gross proceeds. We expect to use the proceeds from the exercise of the Renesas Warrant, if any, for general corporate purposes. See the section titled “Use of Proceeds.”

Risk Factors	See the section titled “Risk Factors” beginning on page 4 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities being offered by this prospectus.

Trading Symbol	Our Common Stock is listed and traded on the NYSE under the symbol “WOLF.”

Unless otherwise specified, the number of shares of our Common Stock outstanding is based on 45,088,611 shares of Common Stock issued and outstanding as of February 28, 2026 and excludes:

•	4,943,555 shares of Common Stock issuable upon the exercise of the Renesas Warrant with an exercise price of $23.95 per share;

•

Up to 25,580,316 shares of Common Stock issuable upon the conversion at the initial conversion rate of the 2.5% Convertible Second-Lien Senior Secured Notes due 2031 held by certain holders (the “New 2L Non-Renesas Convertible Notes”) issued and outstanding as of December 28, 2025;

•	Up to 11,096,247 shares of Common Stock issuable upon the conversion at the initial conversion rate of the New Renesas 2L Convertible Notes;

•	2,724,025 shares of Common Stock issuable upon vesting and settlement of outstanding restricted stock units;

•	1,084,992 shares of Common Stock issuable upon vesting and settlement of outstanding performance-based restricted stock units;

•	5,374,029 shares of Common Stock reserved for future issuance under our 2025 Management Incentive Compensation Plan, which was adopted as of September 29, 2025; and

•	2,993,730 shares of Common Stock reserved for future issuance under our 2025 Long-Term Incentive Compensation Plan, which was adopted as of September 29, 2025.

RISK FACTORS

Investment in our Common Stock offered pursuant to this prospectus and any applicable prospectus supplement involves risks. Before deciding whether to invest in our Common Stock, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the information included in the section titled “Forward-Looking Information” or under similar headings included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

Any sales of shares of Common Stock by the selling stockholder pursuant to this prospectus will be solely for the selling stockholder’s account. We will not receive any proceeds from any such sales. However, to the extent the Renesas Warrant is exercised for cash, we will receive up to an aggregate of approximately $118.4 million in gross proceeds. We expect to use the proceeds from the exercise of the Renesas Warrant, if any, for general corporate purposes. See the section titled “Plan of Distribution” for more information.

The selling stockholder will pay any underwriting fees, discounts and selling commissions incurred by the selling stockholder in connection with any sale of their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of Common Stock may be sold by the selling stockholder under this prospectus. It may be at prices that are higher, equal to or lower than the price at which the Common Stock is quoted and/or trading on the NYSE at the time of sale, and any sales of shares of Common Stock by the selling stockholder may cause the price of our shares of Common Stock to fluctuate significantly.

Our Common Stock is traded on the NYSE under the symbol “WOLF.” On March 17, 2026, the closing price of our Common Stock on the NYSE was $17.89 per share.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and will depend on a number of factors, including our results of operations, financial condition, capital requirements, contractual restrictions, general business conditions and other factors our board of directors may deem relevant.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth beneficial ownership of our Common Stock as of February 28, 2026 by:

•	each person who is known to be the beneficial owner of more than 5% of shares of our Common Stock;

•	each of our current named executive officers and directors; and

•	all current executive officers and directors as a group.

The information below is based on an aggregate of 45,088,611 shares of Common Stock outstanding as of February 28, 2026, which excludes shares of Common Stock issuable upon conversion of the New 2L Non-Renesas Convertible Notes, shares of Common Stock issuable to the selling stockholder upon conversion of the New Renesas 2L Convertible Notes and exercise of the Renesas Warrant. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including warrants that are currently exercisable or exercisable within 60 days or convertible notes that are currently convertible or convertible within 60 days. Voting power represents the combined voting power of shares of Common Stock owned beneficially by such person. On all matters to be voted upon, holders of shares of Common Stock vote together as a single class on all matters submitted to the stockholders for their vote or approval. Holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. Unless otherwise noted, all addresses are in care of the Company at 4600 Silicon Drive, Durham, NC 27703.

	Shares of Common Stock Beneficially Owned
Name of beneficial owner	Number	Percentage
5% Stockholders
Renesas Electronics America Inc.(1)	18,745,855	39.9%
T. Rowe Price Associates, Inc.(2)	4,228,383	9.4%
Citigroup(3)	2,879,188	6.4%
Capital Research Global Investors(4)	2,754,239	6.1%
FMR LLC(5)	2,737,652	6.1%
Morgan Stanley(6)	2,455,877	5.4%
Named Executive Officers and Directors
Robert Feurle	—	*
Gregor van Issum	—	*
Anthony M. Abate	—	*
Michael Bokan	—	*
Aris Bolisay(7)	—	*
Hong Q. Hou	—	*
Mark Jensen	—	*
Eric Musser	—	*
Paul V. Walsh, Jr.	—	*
David Emerson	178	*
Kevin Speirits	164	*
Thomas H. Werner	907	*
Gregg A. Lowe	3,632	*
Neill P. Reynolds	—	*
All current executive officers and directors as a group (10)	178	*

*	Less than 1%
(1)

Consists of the following shares of Common Stock beneficially owned by Renesas Electronics America Inc. (“Renesas”): (i) 16,852,372 shares of Common Stock and (ii) 1,893,483 shares of Common Stock currently issuable upon the conversion of the New Renesas 2L Convertible Notes after giving effect to the 39.9% Beneficial Ownership Limitation pursuant to the Investor Rights Agreement (each as defined below), effective as of January 29, 2026. The reported amount does not include 9,202,764 shares of Common Stock that would be issuable upon conversion of the New Renesas 2L Convertible Notes or 4,943,555 shares of Common Stock that would be issuable upon exercise of the Renesas Warrant, in each case, if Renesas were not subject to the 39.9% Beneficial Ownership Limitation. Renesas Electronics Corporation, as the sole shareholder of Renesas, may be deemed to have beneficial ownership of the securities beneficially owned by Renesas. The principal business address of Renesas is 6024 Silver Creek Valley Road, San Jose, CA 95138.

(2)

As reported by T. Rowe Price Associates, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on October 7, 2025, which states that T. Rowe Price Associates, Inc. has sole voting power with respect to 1,525,456 shares and sole dispositive power with respect to all of such shares. The business address for T. Rowe Price Associates, Inc. is 1307 Point Street, Baltimore, Maryland 21231.

(3)

As reported by Citigroup Inc. in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2026, Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc. and Citigroup Inc. have shared voting and dispositive power with respect to the shares. The business address for Citigroup Global Markets Inc., Citigroup Financial Products Inc., Citigroup Global Markets Holdings Inc. and Citigroup Inc. is 388 Greenwich Street, New York, New York 10013.

(4)

As reported by Capital Research Global Investors in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2026, which states that Capital Research Global Investors has sole voting and dispositive power with respect to all of such shares. The business address for Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(5)

As reported by FMR LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on October 27, 2025, which states that FMR LLC has sole voting power with respect to 2,659,126 shares and sole dispositive power with respect to 2,737,652 shares. Abigail P. Johnson, a Director, the Chairman and the Chief Executive Officer of FMR LLC, is also reported to have beneficial ownership of such shares, including sole dispositive power with respect to all of such shares. The business address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)

As reported by Morgan Stanley in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2026, Morgan Stanley has shared voting power with respect to 2,454,447 shares and shared dispositive power with respect to 2,455,877 shares and Morgan Stanley Capital Services LLC has shared voting and dispositive power with respect to 2,444,329 shares The business address for Morgan Stanley and Morgan Stanley Capital Services LLC is 1585 Broadway, New York, New York 10036.

(7)	Aris Bolisay was appointed to the board of directors effective February 2, 2026.

SELLING STOCKHOLDER

This prospectus relates to the possible offer and resale, from time to time, by the selling stockholder of up to 32,892,174 shares of our Common Stock, including shares of our Common Stock issuable upon the conversion of the New Renesas 2L Convertible Notes and shares of our Common Stock issuable upon the exercise of the Renesas Warrant held by the selling stockholder (the “Shares”), subject to any appropriate adjustment as a result of any subdivision, split, combination or other reclassification of our Common Stock. We are registering the Shares pursuant to the Registration Rights Agreement. The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by it but makes no representation that any of the Shares will be offered for sale.

The information provided below with respect to the selling stockholder has been furnished to us by or on behalf of the selling stockholder and is current as of March 9, 2026. We have not sought to verify such information.

We and the selling stockholder have entered into ordinary course agreements over the past three years. In connection with the Chapter 11 Cases, we entered into various agreements with the selling stockholder, including (i) the Restructuring Support Agreement, dated June 22, 2025, by and between the parties thereto and the Company, (ii) the Investor Rights and Disposition Agreement, dated September 29, 2025, by and between the selling stockholder and the Company (the “Investor Rights Agreement”) and (iii) the Registration Rights Agreement. Additionally, effective February 2, 2026, the selling stockholder designated Aris Bolisay as a member of our board of directors pursuant to the Investor Rights Agreement.

Investor Rights Agreement

In accordance with the Plan, on the Plan Effective Date the Company entered into the Investor Rights Agreement with the selling stockholder, Renesas. The Investor Rights Agreement provides certain investment-related rights, including, among other terms, that Renesas has the right to select one member of the board of directors of the Company subject to Renesas holding in excess of 10% in the aggregate of Common Stock. The Investor Rights Agreement also provides that, through January 1, 2027, (i) Renesas shall not exercise voting rights attached to Common Stock beneficially owned by Renesas representing more than 9.9% of the Aggregate Company Voting Power (as defined therein) (the “Voting Rights Limitation”) and (ii) any conversion or exercise of Securities (as defined therein) into Common Stock by Renesas shall be null and void and treated as if never made to the extent that, after giving effect to such conversion or exercise, Renesas would beneficially own Common Stock representing more than 39.9% of the Aggregate Company Voting Power immediately after giving effect to such conversion or exercise (the “Beneficial Ownership Limitation” and, together with the Voting Rights Limitation, the “Limitations”). Such Limitations will be automatically renewed for subsequent one-year periods subject to the terms of the Investor Rights Agreement. Notwithstanding the foregoing, Renesas may terminate the Limitations at any time and without regard to any limitation periods set forth in the Investor Rights Agreement if the Company has submitted to its stockholders’ meeting a proposal of (i) any transaction that would lead to a change of control of the Company, (ii) the issuance of any Common Stock (or instruments convertible or exercisable into Common Stock), (iii) any amendment to the Company’s certificate of incorporation or bylaws that would adversely affect any rights of Renesas and (iv) any other matters that could adversely affect any rights of Renesas.

Registration Rights Agreement

In accordance with the Plan, on the Plan Effective Date, the Company entered into the Registration Rights Agreement with Renesas and certain holders of the New 2L Convertible Notes (together with Renesas, the “RRA Counterparties”).

The Registration Rights Agreement grants the RRA Counterparties certain registration rights in respect of certain “Registrable Securities” (as defined in the Registration Rights Agreement) held by them. Pursuant to the

Registration Rights Agreement, the Company must file a shelf registration statement on Form S-1 or, if available, a registration statement on Form S-3 (a “Shelf Registration Statement”) to register the Registrable Securities held by the RRA Counterparties (i) within 45 days of the Plan Effective Date and (ii) solely with respect to the Registrable Securities held by Renesas, within 45 days of the Renesas Base Distribution Date (as defined in the Plan). Thereafter, an RRA Counterparty holding Registrable Securities registered on an effective Shelf Registration Statement may require the Company to effect an underwritten offering of such RRA Counterparty’s Registrable Securities and file any necessary prospectus supplement or post-effective amendment to the Company’s Shelf Registration Statement as soon as practicable and, in any event, within fifteen business days (in the case of a Shelf Registration Statement on Form S-1) or ten business days (in the case of a Shelf Registration Statement on Form S-3). The RRA Counterparties may also sell Registrable Securities registered under the Shelf Registration Statements in non-underwritten offerings. The Company is required to maintain the effectiveness of any Shelf Registration Statement until the Registrable Securities covered by such Shelf Registration Statement are no longer Registrable Securities. Additionally, the RRA Counterparties have customary piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement.

The foregoing registration rights are subject to certain conditions and limitations, including customary blackout periods, market conditions, the Company’s right to delay or withdraw a registration statement under certain circumstances and, if an underwritten offering is contemplated, the number of such underwritten offerings to be initiated during a year and the right of underwriters to limit the number of shares to be included in a registration statement.

The Company will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The Registration Rights Agreement provides for customary indemnification and contribution provisions. The Registration Rights Agreement will terminate, with respect to each RRA Counterparty, at such time as such RRA Counterparty no longer owns any Registrable Securities, and in full and be of no further effect, at such time as there are no Registrable Securities held by any RRA Counterparties.

CRD Agreement

In July 2023, the Company entered into the Unsecured Customer Refundable Deposit Agreement, as amended in October 2024 (the “CRD Agreement”), with Renesas, pursuant to which Renesas agreed to provide the Company up to $2.0 billion in unsecured deposits, subject to certain conditions. As of the date of the filing of the Chapter 11 Cases, the deposits under the CRD Agreement totaled term loans in an aggregate amount of $2.1 billion (including accrued and unpaid interest). As a result of the filing of the Chapter 11 Cases, the principal and interest due under the CRD Agreement became immediately due and payable. However, any efforts to enforce such payment obligations were automatically stayed as a result of the filing of the Chapter 11 Cases. On the Plan Effective Date, the obligations and deposits outstanding under the CRD Agreement were discharged and terminated. Renesas received on account of their claims: (a) a principal amount of approximately $203.6 million of New Renesas 2L Convertible Notes, (b) the Renesas Warrant to purchase an aggregate of 4,943,555 shares of Common Stock, at an exercise price of $23.95 per share, and (c) 16,852,372 shares of Common Stock, issuance of which was subject to certain regulatory approvals described in the Plan. All regulatory approvals required under the Plan were received in January 2026.

New Renesas 2L Convertible Notes

In accordance with the Plan, on the Plan Effective Date, Renesas received approximately $203.6 million aggregate principal amount New Renesas 2L Convertible Notes. The New Renesas 2L Convertible Notes were issued pursuant to an Indenture, dated as of the Plan Effective Date, between the Company, Wolfspeed Texas LLC and U.S. Bank Trust Company, National Association (the “New Renesas 2L Convertible Notes Indenture”). See the section titled “Description of Certain Indebtedness” for further discussion of the New Renesas 2L Convertible Notes and the New Renesas 2L Convertible Notes Indenture.

Warrant Issuance

In accordance with the Plan, on the Plan Effective Date, the Company issued the Renesas Warrant to Renesas to purchase an aggregate of 4,943,555 shares of Common Stock at an exercise price of $23.95 per share. Until all regulatory approvals required under the Plan were received, the Renesas Warrant was only deemed issued for purposes of U.S. federal and applicable state and local income tax purposes and was not exercisable. The Renesas Warrant is exercisable within three years from the Plan Effective Date. The Renesas Warrant also includes “Black Scholes” protection for two years following the Plan Effective Date.

Share Issuance

Pursuant to the Plan, on January 29, 2026, upon receipt of all required regulatory approvals as provided by the Plan, the Company issued 16,852,372 shares of Common Stock to Renesas.

The table sets forth:

•	the name of the selling stockholder;

•	the number of shares of Common Stock beneficially owned by the selling stockholder prior to the sale of the Shares covered by this prospectus;

•

the number of shares of Common Stock beneficially owned by the selling stockholder following the sale of the Shares covered by this prospectus, based on the assumption that all Shares will be sold in the offering; and

•

the ownership of the selling stockholder as a percentage of the outstanding Common Stock of the Company after this offering, based on the assumption that the selling stockholder will have converted the New Renesas 2L Convertible Notes whose underlying shares are being registered hereby and fully exercised the Renesas Warrant whose underlying shares are being registered hereby, and all resulting registered Shares therefrom will be sold in the offering.

All figures below are deemed to include an additional indeterminable number of shares of Common Stock that may be issuable in respect of make-whole amounts that may become due on the New Renesas 2L Convertible Notes that the Company settles in shares of Common Stock. The selling stockholder is not obligated to sell any of the shares of Common Stock offered by this prospectus. The percent of beneficial ownership for the selling security holder is based on 45,088,611 shares of Common Stock outstanding as of February 28, 2026.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
			Number	Percent
Renesas Electronics America Inc.(1)	32,892,174	32,892,174	—	—%

(1)

Consists of the following shares of Common Stock owned by Renesas: (i) 16,852,372 shares of Common Stock, (ii) 11,096,247 shares of Common Stock issuable upon the conversion of the New Renesas 2L Convertible Notes and (iii) 4,943,555 shares of Common Stock issuable upon exercise of the Renesas Warrant. The principal business address of Renesas is 6024 Silver Creek Valley Road, San Jose, CA 95138.

Broker-Dealers

Except as otherwise indicated below, based on the information provided to us by the selling stockholder, and to the best of our knowledge, the selling stockholder is not a registered broker-dealer or an affiliate of a registered broker-dealer.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and our bylaws, which have been publicly filed with the SEC, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). See the section titled “Where You Can Find More Information; Incorporation by Reference.”

General

The certificate of incorporation provides that the Company’s capital stock consists of 450,000,000 shares, all with a par value of $0.00125 per share, of which 350,000,000 shares are designated as common stock, and 100,000,000 shares are designated as preferred stock.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s stockholders do not have cumulative voting rights in the election of directors.

In addition, the affirmative vote of holders of at least 60% of the voting power of all of the then outstanding voting stock is required to take certain actions, including (a) removing any director on the Company’s board of directors, (b) adopting, amending or repealing the Company’s bylaws and (c) amending, altering, repealing or rescinding provisions of the certificate of incorporation relating to (i) the Company’s preferred stock, (ii) the Company’s board of directors, (iii) meetings of the stockholders of the Company, (iv) the limitation of liability of the Company’s directors and officers under the DGCL and certain other rights of indemnification and advance of expenses, (v) the choice of forum, (vi) provisions related to the applicability of the corporate opportunity doctrine and (vii) certain amendments to the certificate of incorporation.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to have equal rights of participation in any dividends that the board of directors may declare out of funds legally available.

Liquidation

In the event of liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights, Preferences and Privileges

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking-fund provisions applicable to common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock

Under the certificate of incorporation, the board of directors have the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations, or restrictions thereon, and, subject to the requisite vote of the stockholders entitled to vote thereon (without a separate vote of the holders of the preferred stock or common stock voting as a separate class), to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company that may otherwise benefit holders of common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. The Company has no current plans to issue any shares of preferred stock.

Anti-Takeover Provisions of Delaware Law and the Certificate of Incorporation and Bylaws

Some provisions of Delaware law, the certificate of incorporation and bylaws could make the following transactions more difficult: an acquisition of the Company by means of a tender offer; an acquisition of the Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in the Company’s best interests, including transactions which provide for payment of a premium over the market price for its shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the board of directors. The Company believes that the benefits of the increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of the board of directors, without action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by the board of directors could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Stockholder Meetings

The certificate of incorporation and the bylaws provide that a special meeting of stockholders may be called only by the Company’s board of directors, chairperson of the board of directors, chief executive officer or president.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

The certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Removal of Directors

The certificate of incorporation provides that any member of the board of directors may be removed from office by stockholders, with or without cause, and, in addition to any other vote required by law, upon the approval of the holders of at least 60% in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

The certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of preferred stock may be entitled to elect.

Section 203 of the DGCL

The Company is subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

In accordance with Section 203 of the DGCL, by operation of the Plan and the approval of the Company’s board of directors, the restrictions of Section 203 of the DGCL do not apply to stockholders that would become “interested stockholders” solely by virtue of receiving shares of common stock pursuant to the Plan.

Choice of Forum

The certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine. The federal district courts are the exclusive forum for the resolutions of any complaint asserting a cause or causes of action arising under the Securities Act, suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock is deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in the certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Charter Provisions

The affirmative vote of holders of at least 60% of the voting power of all of the then outstanding voting stock is required to amend, alter, repeal or rescind provisions of the certificate of incorporation relating to (i) the Company’s preferred stock, (ii) the Company’s board of directors, (iii) meetings of the stockholders of the Company, (iv) the limitation of liability of the Company’s directors and officers under the DGCL and certain other rights of indemnification and advancement of expenses, (v) the choice of forum, (vi) provisions related to the applicability of the corporate opportunity doctrine and (vii) the foregoing requirement for the affirmative vote of at least 60% of the voting power of all of the then outstanding voting stock to amend, alter, repeal or rescind the foregoing provisions. All other amendments to the certificate of incorporation are subject to the vote required by applicable law, except that, unless otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the certificate of incorporation relating solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this certificate of incorporation or the DGCL.

The provisions of Delaware law, the certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of the board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification Matters

The certificate of incorporation provides that no director or officer will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended from time to time. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability for:

•	any breach of a director’s or an officer’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

•	any transaction from which a director or an officer derived an improper personal benefit; and

•	with respect to officers, any action by or in the right of the Company.

As a result, neither the Company nor its stockholders have the right, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages against a director or an officer for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

The certificate of incorporation and the bylaws also provide that, to the fullest extent permitted by law, the Company will indemnify any officer or director of the Company against all damages, claims and liabilities arising out of the fact that the person is or was a director or officer, or served any other enterprise at the Company’s request as a director or officer. Amending this provision will not reduce its indemnification obligations relating to actions taken before an amendment.

Listing

The common stock is currently listed on the New York Stock Exchange under the symbol “WOLF.”

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 28 Liberty Street, 53rd Floor, New York, NY 10005.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material provisions relating to our material funded indebtedness. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the corresponding agreement or instrument, including the definitions of certain terms therein that are not otherwise defined in this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to the relevant agreement or instrument for additional information, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

New Senior Secured Notes

On September 29, 2025 (the “Plan Effective Date”), Wolfspeed, Inc. (the “Company”) entered into that certain Indenture (the “Indenture”), by and among the Company, Wolfspeed Texas LLC, as subsidiary guarantor (the “Subsidiary Guarantor”), and U.S. Bank Trust Company, National Association, as the trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), pursuant to which, among other things, the Company issued new senior secured notes due 2030 in an aggregate principal amount of $1,259,210,128 (the “Senior Notes”).

The Senior Notes bear interest, payable quarterly in arrears on March 23, June 23, September 23 and December 23 of each year, (a) for the period from the Plan Effective Date through and including June 22, 2026, at a rate of 9.875% per annum (payable in cash), plus 4.00% per annum (payable in-kind); and (b) for the period commencing on June 23, 2026 and at all times thereafter, (i) if the Interest Rate Step-Down Condition is satisfied as of June 23 of the most recent year, at a rate of 13.875% per annum (payable in cash) and (ii) if the Interest Rate Step-Down Condition is not satisfied as of June 23 of the most recent year, at a rate of 15.875% per annum (payable in cash). The Interest Rate Step-Down Condition is met if (a)(i) the Company redeems or repurchases (other than redemptions or repurchases with the proceeds of dispositions by the Company or any of its subsidiaries) the Senior Notes, resulting in an aggregate principal amount of Senior Notes outstanding being less than $1,000,000,000 and (ii) the Company receives at least $450,000,000 of award disbursements pursuant to governmental grants under the CHIPS and Science Act (the “CHIPS Act”) or (b) as of the most recent June 23, the ratio of the outstanding principal amount of the Senior Notes to EBITDA (as defined in the Indenture) for the most recently ended four fiscal quarter period for which financial statements have been or are required to have been delivered under the Indenture is less than or equal to 2.00:1.00. The Senior Notes will mature on June 23, 2030.

The Indenture requires the Company to make an offer to repurchase the Senior Notes with 100% of the net cash proceeds of certain extraordinary receipts, at a price of 109.875% plus accrued and unpaid interest upon the first to occur of the following : (i) in the event the Company and/or its subsidiaries receive in excess of $200,000,000 of such extraordinary receipts from the Plan Effective Date through June 22, 2026, such offer to repurchase will be required to be in an aggregate principal amount of $175,000,000 of the Senior Notes, (ii) in the event the Company and/or its subsidiaries receive in excess of $200,000,000 of such extraordinary receipts from the Plan Effective Date through June 22, 2027, such offer to repurchase will be required to be in an aggregate principal amount of $225,000,000 of the Senior Notes, or (iii) if the Company and/or its Subsidiaries receive less than or equal to $200,000,000 of such extraordinary receipts from the Plan Effective Date through June 22, 2027, such offer to repurchase will be required to be in an aggregate principal amount of $150,000,000 (such repurchase date, the “Extraordinary Receipts Trigger Date”).

Further, the Company is required to repurchase the Senior Notes with 100% of the Net Cash Proceeds (as defined in the Indenture) of certain non-ordinary course asset sales and casualty events, subject to the ability to (so long as no default or event of default exists under the Indenture) reinvest the proceeds of casualty events involving certain core assets, at a price equal to the lesser of (a) 111.875% of the principal amount of the Senior Notes being repurchased and (b) if such disposition or casualty event occurred (i) on or after June 23, 2026 and prior to the later of June 23, 2027 and the Extraordinary Receipts Trigger Date, 109.875% of the principal amount of such Senior Notes, plus accrued and unpaid interest on such Senior Notes to, but excluding, the applicable redemption (or repurchase) date, (ii) on or after the later of June 23, 2027 and the Extraordinary Receipts Trigger Date and prior to June 23, 2028, 105.000% of the principal amount of such Senior Notes, plus accrued and unpaid interest on such Senior Notes to, but excluding, the applicable redemption (or repurchase) date, (iii) on or after June 23, 2028 and prior to June 23, 2029, 103.000% of the principal amount of such Senior Notes, plus accrued and unpaid interest on such Senior Notes to, but excluding, the applicable redemption (or repurchase) date, and (iv) on or after June 23, 2029, 100.000% of the principal amount of such Senior Notes plus accrued and unpaid interest on such Senior Notes to, but excluding, the applicable redemption (or repurchase) date (this clause (b), the “Applicable Redemption Price”). The Company is also required to offer to repurchase the Senior Notes upon a change in control, at a price equal to, (a) if such change of control occurs prior to June 23, 2026, the greater of (i) a customary make-whole redemption price minus 1.00% of the principal amount of such Senior Notes and (ii) the Applicable Redemption Price as of June 23, 2026 and (b) if such change of control occurs on or after June 23, 2026, the Applicable Redemption Price at the time such change of control occurs. The Company may redeem the Senior Notes at any time, subject to, (a) if the redemption occurs prior to June 23, 2026, by paying a customary make-whole premium and (b) if the redemption occurs on or after June 23, 2026, by paying the Applicable Redemption Price. Further, the Company has the right, prior to June 23, 2026, to make an optional redemption of up to 35% of the Senior Notes with the cash proceeds of qualified equity issuances consummated since the Plan Effective Date (provided that the Company has received at least $300,000,000 of net cash proceeds from such equity issuances), at a redemption price equal to 111.875%.

The Indenture contains certain customary affirmative covenants, negative covenants and events of default, including a minimum liquidity financial covenant requiring the Company to have an aggregate amount of unrestricted cash and cash equivalents maintained in accounts over which the Collateral Agent has been granted a perfected first lien security interest of at least $350,000,000 as of the last day of any calendar month (the “Liquidity Covenant”).

The obligations of the Company under the Indenture are guaranteed by the Company’s material subsidiaries, if any, subject to certain exceptions, and are secured by a pledge (and, with respect to real property, a mortgage) of substantially all of the existing and future property and assets of the Company and the subsidiary guarantors (subject to certain exceptions), including a pledge of the capital stock of the subsidiaries of the Company and the subsidiary guarantors, subject to certain exceptions.

The Senior Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

New 2L Convertible Notes, New Renesas 2L Convertible Notes and New 2L Takeback Notes

In accordance with the Plan, on the Plan Effective Date, holders of the Company’s previously existing 1.75% Convertible Senior Notes due 2026 (the “2026 Notes”), 0.25% Convertible Senior Notes due 2028 (the “2028 Notes”), and 1.875% Convertible Senior Notes due 2029 (the “2029 Notes”, and, collectively, with the 2026 Notes and the 2028 Notes, the “Convertible Notes”), received their pro rata share of (i) rights to participate in the rights offering of new 2.5% Convertible Second-Lien Senior Secured Notes due 2031 (the “New 2L Non-Renesas Convertible Notes”) in an aggregate principal amount of approximately $180.675 million, which was fully backstopped by certain holders of the Company’s previously existing Convertible Notes (who also purchased the remaining reserved $120.45 million New 2L Non-Renesas Convertible Notes issued in the rights offering, and for which such backstop parties received a premium reflected by the issuance of additional New 2L Non-Renesas Convertible Notes in an aggregate principal amount of $30.25 million), (ii) new 7.00%/12.00% Second Lien Senior Secured PIK Toggle Notes due 2031 in an aggregate principal amount of approximately $296.4 million (the “New 2L Non-Convertible Notes”) and (iii) 24,533,760 shares of Common Stock.

In addition, in accordance with the Plan, on the Plan Effective Date, Renesas received approximately $203.6 million aggregate principal amount of new 2.5% Convertible Second-Lien Senior Secured Notes due 2031 (the “New Renesas 2L Convertible Notes,” and together with the New 2L Non-Renesas Convertible Notes and the New 2L Non-Convertible Notes, the “2L Notes”).

The New 2L Non-Renesas Convertible Notes were issued pursuant to that certain Indenture, dated as of the Plan Effective Date, between the Company, the Subsidiary Guarantor and U.S. Bank Trust Company, National Association, as the trustee and collateral agent (the “New 2L Non-Renesas Convertible Notes Indenture”). The New Renesas 2L Convertible Notes were issued pursuant to the New Renesas 2L Convertible Notes Indenture. The New 2L Non-Convertibles Notes were issued pursuant to that certain Indenture, dated as of the Plan Effective Date, between the Company, the Subsidiary Guarantor and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “New 2L Non-Convertible Notes Indenture,” and together with the New 2L Non-Renesas Convertible Notes Indenture and the New Renesas 2L Convertible Notes Indenture, the “2L Indentures”). The 2L Notes were issued by the Company and are guaranteed by the Subsidiary Guarantor and all other subsidiaries of the Company, subject to certain exceptions specified in the 2L Indentures. The 2L Notes are secured on a second-lien basis by all assets of the Company and the subsidiary guarantors that secure the Senior Notes. The New 2L Non-Renesas Convertible Notes and New Renesas 2L Convertible Notes will be convertible into shares of the Company’s Common Stock in accordance with, and subject to the conditions in, the New 2L Non-Renesas Convertible Notes Indenture and New Renesas 2L Convertible Notes Indenture, respectively.

The 2L Notes bear interest, payable semi-annually in arrears on June 15 and December 15 of each year to the holders of record as of June 1 and December 1 of each year. Interest on the New Renesas 2L Convertible Notes and the New 2L Non-Renesas Convertible Notes is required to be paid in cash; interest on the New 2L Non-Convertible Notes is permitted to be paid either in cash or in kind (at the Company’s election), at an interest rate of 7.00% or 12.00%, respectively. The 2L Notes mature, in each case, on June 15, 2031.

Each of the New Renesas 2L Convertible Notes and New 2L Non-Renesas Convertible Notes (collectively, the “2L Convertible Notes”) are convertible pursuant to the terms of the New Renesas 2L Convertible Notes Indenture and the New 2L Non-Renesas Convertible Notes Indenture, respectively. The New Renesas 2L Convertible Notes are convertible at any time from and after September 29, 2025 until the fifth (5th) scheduled trading day immediately preceding September 29, 2027 (the “Conversion Expiration Date”) and the New 2L Non-Renesas Convertible Notes are convertible at any time from and after September 29, 2025 until the fifth (5th) scheduled trading day immediately preceding the maturity date, in each case, subject to certain limitations and exceptions. The 2L Convertible Notes are convertible into cash, common stock of the Company or a combination thereof, at the Company’s election. The 2L Convertible Notes will be entitled to customary anti-dilutive measures (including adjustments to the 2L Convertible Notes’ conversion rates), as described in each of the indentures governing the 2L Convertible Notes.

Each of the New 2L Non-Convertible Notes and the New Renesas 2L Convertible Notes are not permitted to be redeemed prior to September 29, 2027; the New 2L Non-Renesas Convertible Notes are not permitted to be redeemed prior to the date that is three (3) years following the Plan Effective Date. In the event of an optional redemption by the Company, holders will be entitled to a cash redemption price equal to 100% of the principal amount of such note redeemed, plus accrued and unpaid interest (any such redemption, an “Optional Redemption”).

The Company is required to offer to repurchase the 2L Notes upon a change of control and, in the case of (i) the 2L Convertible Notes, at a cash repurchase price equal to 100% of the principal amount of such note repurchased, plus accrued and unpaid interest and (ii) the 2L Non-Convertible Notes, at a cash repurchase price equal to 101% of the principal amount of such note repurchased, plus accrued and unpaid interest. Following the Conversion Expiration Date and upon the occurrence of a change of control, the New Renesas 2L Convertible Notes will be entitled to a cash repurchase price consistent with that of the New 2L Non-Convertible Notes.

Holders of the 2L Convertible Notes will be entitled to adjustments to the respective conversion rates with table make-whole in the event of a change of control or an Optional Redemption. Notwithstanding the foregoing (but subject to certain limitations described in the indentures governing the 2L Convertible Notes), holders of the 2L Convertible Notes are permitted to convert their notes (i) in lieu of redemption in the event of an Optional Redemption by the Company or (ii) upon the occurrence of a change of control. The Company is also required, subject to the terms of the Senior Notes and pursuant to the terms and conditions set forth in the indentures governing the 2L Notes, to make an offer to purchase the 2L Notes, on a pro rata basis, upon the occurrence of certain non-ordinary course asset sales and casualty events (subject to certain reinvestment rights described in the 2L Indentures).

The 2L Indentures contain certain customary affirmative covenants, negative covenants and events of default.

The obligations of the Company under the 2L Indentures are guaranteed by the Subsidiary Guarantor and will be guaranteed by the Company’s material subsidiaries, if any, subject to certain exceptions, and are secured on a second-priority basis by liens on substantially all of the existing and future property and assets of the Company and the guarantors (subject to certain exceptions) that secure the Senior Notes.

The 2L Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Intercreditor Agreements

In connection with the Company’s entry into the Indenture and the 2L Indentures, the Company, the Subsidiary Guarantor, as a grantor, and the trustees and the collateral agents under each of the Indenture and the 2L Indentures entered into that certain First Lien/Second Lien Intercreditor Agreement, dated as of September 29, 2025, which sets forth the respective rights on the shared collateral between the noteholders under the Senior Notes, as first lien creditors, on the one hand, and the noteholders under the 2L Notes, as second lien creditors, on the other hand.

Additionally, in connection with the Company’s entry into the 2L Indentures, the Company, the Subsidiary Guarantor, as a grantor, and the trustees and the collateral agents under each of the 2L Indentures entered into the Equal Priority Intercreditor Agreement, dated as of September 29, 2025, which sets forth the respective rights on the shared collateral among the noteholders under the 2L Notes.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

We cannot predict the effect, if any, future sales of shares of Common Stock, or the availability for future sale of shares of Common Stock, will have on the market price of shares of our Common Stock prevailing from time to time. The sale of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Prior to the possible offer and resale by this prospectus, we have a total of 45,088,611 shares of our Common Stock outstanding. Of these shares, all were issued in a transaction exempt from registration pursuant to Section 1145 of the Bankruptcy Code and, therefore, are freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates,” in each case as of February 28, 2026. Under the Securities Act, an “affiliate” of an issuer is a person that directly or indirectly controls, is controlled by, or is under common control with that issuer. The remaining shares of our Common Stock are “restricted securities,” as defined in Rule 144 under the Securities Act (“Rule 144”), and may not be sold absent registration under the Securities Act or compliance with Rule 144 thereunder or in reliance on another exemption from registration.

Prior to the possible offer and resale of the securities offered by this prospectus, in addition to the 4,943,555 shares of Common Stock issuable upon the exercise of the Renesas Warrant, which may be exercised at a price of $23.95, and 11,096,247 shares of Common Stock issuable upon the conversion of the New Renesas 2L Convertible Notes, we also have 25,580,316 shares of Common Stock issuable upon the conversion of the New 2L Non-Renesas Convertible Notes issued and outstanding as of February 28, 2026. As a result of the Registration Rights Agreement, all or a portion of those shares issuable under the New 2L Non-Renesas Convertible Notes may be eligible for future sales without restriction.

Equity Plans

On November 7, 2025, we filed a registration statement on Form S-8 under the Securities Act to register the offer and sale of all shares of Common Stock or securities convertible or exchangeable for shares of our Common Stock issuable under the 2025 Management Incentive Compensation Plan and the 2025 Long-Term Incentive Compensation Plan. Common stock registered under such registration statement will be available for resale by nonaffiliates in the public market without restriction under the Securities Act and by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or our warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or our warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; and

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued to the selling stockholder to permit the resale of such shares of Common Stock by the holder of such shares of Common Stock from time to time after the date of this prospectus. The selling stockholder may from time to time offer some or all of the shares of Common Stock covered by this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The selling stockholder will not pay any of the costs, expenses and fees in connection with the registration of the shares covered by this prospectus, but it will pay any and all selling commissions and similar charges attributable to sales of the shares. We will not receive any proceeds from the sale of the shares of our Common Stock covered hereby. The selling stockholder may sell some or all of the shares of Common Stock covered by this prospectus from time to time or may decide not to sell any of the shares of Common Stock covered by this prospectus. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices, and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholder may dispose of their shares by one or more of, or a combination of, the following methods:

•	distributions to members, partners, stockholders or other equityholders of the selling stockholder;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus and any applicable prospectus supplement;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•

through trading plans entered into by the selling stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers, who may act as principals or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale, or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•	in options transactions;

•	settlement of short sales made after the date of this prospectus and any applicable prospectus supplement;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A selling stockholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell shares of common stock short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or post-effective amendment. In addition, the selling stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify the selling stockholder and certain other persons against certain liabilities in connection with the offering of the shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The selling stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the selling stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities under the Securities Act.

At the time a particular offer of shares is made, if required, this prospectus or an amendment or any applicable prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any dealer or agent, any discount, commission, and other item constituting compensation, any discount, commission, or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 29, 2025 have been so incorporated in reliance on the report (which contain an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.wolfspeed.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus. We make available free of charge on our website our annual, quarterly and current reports and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended June 29, 2025, filed with the SEC on August 26, 2025.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 23, 2025.

•

Our Quarterly Reports on Form 10-Q for the fiscal quarter ended September 28, 2025 filed with the SEC on November 7, 2025 and for the fiscal quarter ended December 28, 2025 filed with the SEC on February 6, 2026.

•

Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on July  1, 2025, July  7, 2025, September  10, 2025, September  24, 2025, September  29, 2025, September  30, 2025, November  13, 2025, December  15, 2025, December  17, 2025, January  15, 2026, January  30, 2026 and March 9, 2026.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on September 26, 2025, and any amendment or report filed for the purpose of updating such description.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Wolfspeed, Inc.

Attention: Investor Relations

4600 Silicon Drive

Durham, North Carolina 27703

(919) 407-7895

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.